UNICO, Incorporated

8880 Rio San Diego Drive, 8th Floor, San Diego, CA 92108

619.209.6124 office • 619.209.6125 fax

September 27, 2005

Dear Unico, Incorporated Shareholder:

The special meeting of shareholders has been adjourned to October 11, 2005 due to a lack of quorum.

YOUR VOTE IS EXTREMELY IMPORTANT IN  ESTABLISHING A QUORUM FOR THE SPECIAL MEETING. PLEASE FOLLOW THE INSTRUCTIONS BELOW AND VOTE YOUR SHARES.

Your vote is important no matter how many or how few shares you may own.  Whether or not you have already done so, please vote utilizing the telephone or internet option as described on the enclosed voting instruction form.  You may also vote by signing, dating and returning the enclosed voting instruction form today in the envelope provided and help your company avoid the expense of further solicitation.

Thank you for your cooperation.

Very truly yours,

Unico, Incorporated

Board of Directors

If you have any questions, or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies:

Georgeson Shareholder Communications Inc.

TOLL FREE:  1-800-790-6795